Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Presidio Property Trust, Inc., a Maryland corporation (the “Company”); and

WHEREAS, Zuma Capital Management, LLC, ZCM Opportunities Fund, L.P. and Brent Morrison (collectively, “Zuma Capital”), Samara Growth Fund, LP, Samara Select Fund, LP, Ouray Select, LP, Ouray Partners International LTD, Ouray Fund Management, LLC, Ouray Capital Management, LLC, Reuben Berman, Stefani Carter, Vito Garfi and Elena Piliptchak wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2024 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by Zuma Capital), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 19th day of December 2023 by the parties hereto:

1.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than four (4) hours after each such transaction. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

4.Zuma Capital shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release, Company communication or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as directed by Zuma Capital.

6.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as it deems appropriate, in his/her/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 and Section 8, which shall survive any termination of this agreement) shall terminate upon the earlier to occur of (i) the conclusion of the Annual Meeting or (ii) Zuma Capital providing written notice of termination to the other parties.

10. Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11. Each party acknowledges that Olshan shall act as counsel for both the Group and Zuma Capital relating to their investment in the Company.

12.Each party hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act that may in the future be required to be filed under applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

Zuma Capital Management, LLC

By:	/s/ Brent Morrison
	Name:	Brent Morrison
	Title:	Managing Member

ZCM Opportunities Fund, LP

By:	/s/ Brent Morrison
	Name:	Brent Morrison
	Title:	Managing Member

/s/ Brent Morrison
Brent Morrison

Samara Growth Fund, LP

By:	Ouray Fund Management, LLC General Partner

By:	/s/ Elena Piliptchak
	Name:	Elena Piliptchak
	Title:	Managing Member

Samara Select Fund, LP

By:	Ouray Fund Management, LLC General Partner

By:	/s/ Elena Piliptchak
	Name:	Elena Piliptchak
	Title:	Managing Member

Ouray Select, LP

By:	Ouray Fund Management, LLC General Partner

By:	/s/ Elena Piliptchak
	Name:	Elena Piliptchak
	Title:	Managing Member

Ouray Partners International Ltd.

By:	/s/ Elena Piliptchak
	Name:	Elena Piliptchak
	Title:	Sole Director

Ouray Fund Management, LLC

By:	/s/ Elena Piliptchak
	Name:	Elena Piliptchak
	Title:	Managing Member

Ouray Capital Management, LLC

By:	/s/ Elena Piliptchak
	Name:	Elena Piliptchak
	Title:	Managing Member

/s/ Elena Piliptchak
Elena Piliptchak

/s/ Vito Garfi
Vito Garfi

/s/ Reuben Berman
Reuben Berman

/s/ Stefani Carter
Stefani Carter